Exhibit 3.1

Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 02/27/2026 09:38 AM
Original ID: 2019-000849534
Amendment ID: 2026-006402608

Profit Corporation
Articles of Amendment

1. Corporation name:
(Name must match exactly to the Secretary of State's records.)

LSEB CREATIVE CORP

2. Article number(s) V is amended as follows:
See checklist below for article number information.

Please see attached Schedule "A"
Please see attached Schedule "B"

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 02/04/2026
(Date – mm/dd/yyyy)

Received
FEB - 6 2026
Secretary of State
Wyoming

P-Amendment – Revised June 2021

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5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: L Bentley

(May be executed by Chairman of Board, President or another of its officers.)

Date: 02/04/2026 *(mm/dd/yyyy)*

Print Name: LAUREN BENTLEY

Contact Person: LAUREN BENTLEY

Title: PRESIDENT

Daytime Phone Number: 902-305-4177

Email: lbentley@lsebcreative.com

*(**An email address is required.** Email(s) provided will receive important reminders, notices and filing evidence.)*

Checklist

- ☑ ***Filing Fee: $60.00*** Make check or money order payable to Wyoming Secretary of State.
- ☑ **Processing time is up to 15 business days** following the date of receipt in our office.
- ☑ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. ***Article number(s) is not the same as the filing ID number.***
- ☑ Please mail with payment to the address at the top of this form. **This form cannot be accepted via email.**
- ☑ Please review the form prior to submission. **The Secretary of State's Office is unable to process incomplete forms.**

P-Amendment – Revised June 2021

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CERTIFICATE OF AMENDMENT

FIRST:

Article V of the Articles of Incorporation is hereby amended and restated in its entirety to read as follows:

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is 505,000,000 shares, consisting of:

•	500,000,000 shares of Common Stock, par value $0.0001 per share; and
•	5,000,000 shares of Preferred Stock, par value $0.0001 per share.

A. Common Stock

Each share of Common Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of shareholders of the Corporation, except as otherwise required by law or as provided herein. Holders of Common Stock shall be entitled to receive dividends when, as, and if declared by the Board of Directors out of legally available funds, subject to the prior rights of the holders of Preferred Stock. In the event of liquidation, dissolution, or winding up of the Corporation, holders of Common Stock shall be entitled to receive the remaining assets of the Corporation after payment or provision for payment of the debts and liabilities of the Corporation and after the rights of the holders of Preferred Stock have been satisfied.

B. Preferred Stock

The Board of Directors is hereby expressly authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate of designation or amendment pursuant to the Wyoming Business Corporation Act, to fix, before issuance, the designation, powers, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, of each series of Preferred Stock.

Without limiting the generality of the foregoing, the Board of Directors is authorized to determine, with respect to each series of Preferred Stock:

1.	The designation of the series and the number of shares constituting such series;
2.	The dividend rate or rates, if any, and whether dividends shall be cumulative or non-cumulative;
3.	The voting rights, if any, including whether the shares shall have full voting rights, limited voting rights, or no voting rights;
4.	The liquidation preference or preferences;
5.	The redemption price or prices and terms of redemption;
6.	The conversion or exchange rights, if any;
7.	Any sinking fund provisions; and
8.	Any other preferences, rights, qualifications, limitations, or restrictions permitted by law.

The shares of any series of Preferred Stock may be made convertible into shares of Common Stock or any other class or series of capital stock, at such times and on such terms as the Board of Directors may determine.

Except as otherwise required by law, holders of Preferred Stock shall have no preemptive rights.

SECOND:

This amendment was duly adopted by the Board of Directors and approved by the holders of a majority of the outstanding shares entitled to vote thereon, in accordance with the Wyoming Business Corporation Act.

THIRD:

This amendment shall be effective upon filing with the Wyoming Secretary of State.

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